KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Shenzhen SiBiono GeneTech Co., Ltd.

We have audited the accompanying balance sheets of Shenzhen SiBiono GeneTech Co., Ltd. (the "Company") as of December 31, 2006 and 2005 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenzhen SiBiono GeneTech Co., Ltd. as of December 31, 2006 and 2005 and the results of its operations and cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the financial statements, the Company has had recurring operating losses and a working capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 20. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kempisty & Company
Certified Public Accountants PC
New York, New York
June 8, 2007

Shenzhen SiBiono GeneTech Co., Ltd.
Balance Sheets
(Amounts expressed in U.S. Dollars)

	QUARTER ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Assets
Current Assets
Cash and cash equivalents (Note 4)	$-	$-	$-	$-
Receivables, net	204,256	34,028	(55,392)	698
Due from related parties (Note 13)	115,163	5,906	54,294	1,918
Inventories (Note 5)	687,637	877,822	670,496	900,198
Prepaid expenses and deposits (Note 6)	649,693	308,141	576,205	329,324
Total current assets	1,656,749	1,225,897	1,245,603	1,232,138
Property and equipments, net (Note 7)	6,788,814	6,650,719	6,776,468	6,568,644
Intangible assets (Note 8)	1,939,456	2,126,045	1,986,666	2,176,433
Other asset - restricted cash (Note 4)	1,337,567	916,769	1,324,436	919,589
Total Assets	$11,722,586	$10,919,430	$11,333,173	$10,896,804
Liabilities & Owners' Equity
Current Liabilities
Bank Indebtedness (Note 4)	$747,885	$668,938	$710,793	$819,015
Accounts payable and accrued liabilities (Note 9)	727,950	775,605	203,804	683,417
Various taxes payable	179,855	52,152	165,753	40,819
Bank loans payable (current portion) (Note 10)	1,813,248	686,192	1,795,447	495,845
Long term debt payable (current portion) (Note 11)	2,710,327	2,610,811	2,683,719	2,532,069
Wages payable	267,085	240,227	257,666	235,876
Total current liabilities	6,446,350	5,033,925	5,817,182	4,807,041
Bank loans payable (long term portion) (Note 10)	1,359,936	3,056,673	1,538,955	3,222,991
Long term debt payable (long term portion) (Note 11)	1,722,586	1,272,574	1,705,675	1,264,404
Due to related parties (long term) (Note 13)	338,152	425,290	334,570	429,805
Total liabilities	9,867,024	9,788,462	9,396,382	9,724,241
Owners' Equity
Paid in capital	7,336,433	5,829,593	7,336,433	5,829,593
Accumulated deficit	(5,721,496)	(4,872,192)	(5,621,458)	(4,823,211)
Statutory surplus reserve fund	120,967	120,967	120,967	120,967
Accumulative other comprehensive income	119,658	52,600	100,849	45,214
Total Owners' Equity	1,855,562	1,130,968	1,936,791	1,172,563
Total Liabilities & Owners' Equity	$11,722,586	$10,919,430	$11,333,173	$10,896,804

The accompanying notes are an integral part of these consolidated financial statements.

Shenzhen SiBiono GeneTech Co., Ltd.
Statements of Operations
(Amounts expressed in U.S. Dollars)

	QUARTER ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)

Revenue	$650,674	$343,454	$1,564,296	$945,928
Cost of Goods Sold	(41,251)	(32,717)	(165,636)	(74,965)
Gross Profit	609,423	310,737	1,398,660	870,963
Selling Expenses	(224,823)	(98,703)	(427,643)	(662,327)
General and administrative
Amortization	(66,645)	(64,201)	(259,471)	(461,535)
Depreciation	(49,698)	(48,436)	(201,416)	(189,860)
Other general and administrative	(159,461)	(94,779)	(532,895)	(482,839)
Total general and administrative	(275,804)	(207,416)	(993,782)	(1,134,234)
Research and development	(144,541)	(181,130)	(692,374)	(686,038)
Total operating expenses	(645,168)	(487,249)	(2,113,799)	(2,482,599)
Operating Income	(35,745)	(176,512)	(715,139)	(1,611,636)
Loss on disposal of assets	-	-	(964)	-
Interest income / (expenses)	(66,083)	(58,862)	(251,408)	(167,747)
Other income (expenses)	1,790	(27)	(19,091)	-
Government Subsidies / Grants (Note 12)	-	186,420	188,355	244,440
Income before minority interest and income taxes	(100,038)	(48,981)	(798,247)	(1,534,943)
Income taxes (Note 16)	-	-	-	-
Minority interest	-	-	-	-
Net Income	$(100,038)	$(48,981)	$(798,247)	$(1,534,943)

The accompanying notes are an integral part of these consolidated financial statements.

Shenzhen SiBiono GeneTech Co., Ltd.
Statements of Changes in Owners’ Equity
(Amounts expressed in U.S. Dollars)

	Paid-in Capital	Accumulated Deficit	Statutory Surplus Reserve Fund	Accumulated Other Comprehensive Income	Total Owners'Equity
Balance at December 31, 2004	$5,829,593	$(3,288,268)	$120,967	$1,226	$2,663,518
Net income for the year	-	(1,534,943)	-	-	(1,534,943)
Foreign currency translation adjustment	-	-	-	43,988	43,988
Balance at Decmber 31, 2005	5,829,593	(4,823,211)	120,967	45,214	1,172,563
Increase in paid-in capital	1,506,840	-	-	-	1,506,840
Net income for the year	-	(798,247)		-	(798,247)
Foreign currency translation adjustment	-	-	-	55,635	55,635
Balance at December 31, 2006	7,336,433	(5,621,458)	120,967	100,849	1,936,791
Net income for the quarter ended	-	(100,038)		-	(100,038)
Foreign currency translation adjustment	-	-	-	18,809	18,809
Balance at March 31, 2007 (Unaudited)	$7,336,433	$(5,721,496)	$120,967	$119,658	$1,855,562

The accompanying notes are an integral part of these consolidated financial statements.

Shenzhen SiBiono GeneTech Co., Ltd.
Statements of Cash Flows
(Amounts expressed in U.S. Dollars)

	QUARTER ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Cash Flows From Operating Activities
Net Income	$(100,038)	$(48,981)	$(798,247)	$(1,534,943)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad Debt Provision (Recovery)	3,124	24,144	75,182	32,547
Loss on disposals of fixed assets	-	-	964	-
Depreciation	78,293	74,906	303,685	294,658
Amortization	66,645	64,201	259,471	461,535
Changes in operating assets and liabilities:
Account receivable	(256,524)	(9,186)	19,092	265,347
Prepaid expenses and deposits	(73,488)	21,183	(246,881)	(312,265)
Inventories	(123,514)	(83,507)	(229,702)	(78,116)
Accounts payable and accrued liabilities	524,146	92,188	(479,613)	186,730
Others payable	9,419	4,351	21,790	121,092
Various taxes payable	14,102	11,333	124,934	9,149
Net cash provided by operating activities	142,164	150,633	(949,326)	(554,267)
Cash Flows From Investing Activities
Purchases of property and equipment	(2,326)	-	(17,018)	(1,349,785)
Purchases of intangible assets	-	-	-	(357,969)
Construction in progress	(21,342)	(114,829)	(139,868)	(2,879,092)
Net cash used in investing activities	(23,668)	(114,829)	(156,886)	(4,586,846)
Cash Flows From Financing Actives
Proceeds of increase in invested capital	-	-	1,506,840	-
Proceeds of long term debt payable, net	-	62,140	592,921	881,092
Proceeds of other assets - restricted cash, net	(13,131)	2,820	(404,847)	270,423
Proceeds of bank indebtedness, net	37,092	(150,077)	(108,221)	819,015
Proceeds and repayments of borrowings under related parties, net	(57,287)	(8,503)	(147,611)	121,493
Proceeds and repayments of borrowings under bank loans, net	(161,217)	-	(384,434)	2,509,134
Net cash provided by (used in) financing activities	(194,544)	(93,620)	1,054,648	4,601,157
Effect of exchange rate changes on cash	76,047	57,816	51,564	4,844
Net increase in cash and cash equivalents	-	-	-	(535,112)
Cash and cash equivalents, beginning of period	-	-	-	535,112
Cash and cash equivalents, end of period	$-	$-	$-	$-
Interest paid	$67,095	$59,058	$251,403	$171,520
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Shenzhen SiBiono GeneTech Co., Ltd.
Notes to Consolidated Financial Statements
(Amounts expressed in U.S. Dollars)

1.	Organization and Principle Activities

Shenzhen SiBiono GeneTech Co., Ltd. (hereinafter referred to as “SiBiono”, “the company”), a company incorporated under the laws of the PRC, is a gene therapy company dedicated to the development, manufacturing and commercialization of gene therapy products. The Company was founded in March 9, 1998 and is located in Shenzhen Hi-Tech Industrial Park, Shenzhen, China. As a pioneer in gene therapy in China, SiBiono's mission is to develop innovative gene therapy products for the improvement of human health and life quality. The Company has developed two core technology platforms: Viral Vector Gene Delivery System and Non-Viral Vector Gene Delivery System focusing on development of gene therapy product for cancer and cardiovascular diseases.

On October 16, 2003, SiBiono successfully obtained a New Drug License from the State Food & Drug Administration of China (SFDA), and then, in April 4, 2004, SiBiono obtained “Manufacture Certificate” and “Certificate of GMP for Pharmaceutical Product”, so far being fully qualified for the market launch of Recombinant Human Ad-p53 Injection, trademarked as Gendicine® in China. Gendicine® is the first ever commercialized gene therapy product approved in the world by a government agency. Gendicine is recognized by the world's first class journals as a major milestone in the field of gene research and biotechnology and is expect to make important contribution to mankind's endeavor for improving human health.

SiBiono has established the validated GMP manufacturing plant for the production of gene therapy drugs. A complete set of quality-control assays and large-scale production processes were implemented in SiBiono in accordance with international regulations and standards for consistent manufacture of high quality gene therapy products. Based on SiBiono's QC procedures and standards, the SFDA constituted and issued the national technological guideline - “Points to Consider for Human Gene Therapy and Product Quality Control” in May 2004. This document was also published in the magazine of Biopharm International for reference and peer review.

SiBiono has undertaken a number of national and provincial research and development projects, including biotechnology projects of “National 863 Plan”, projects of “National 973 Plan”, key research project of “National Tenth Five-Year-Plan”, projects funded by “National Innovation Fund”, projects of “National Key Scientific Development Plan”, National Hi-tech Industrialization Projects, Key Platform Technology Development Projects in Guangdong Province, as well as Hi-Tech Industrialization Projects of Shenzhen Municipality.

SiBiono has applied for patent protection for its adenoviral vector gene therapy platform technology covering critical development and manufacturing technologies. Among the seven patent applications in China, two patents have been issued covering the Genedicine product and its manufacturing process dated at July 3, 2002 and November 24, 2004, respectively. Furthermore, SiBiono filed four international patent applications through PCT (“World Intellectual Property Organization”), which are in the processing stage by the patent offices in member country. The trademark of Gendicine and SiBiono has been registered worldwide both in Chinese and English.

Ownership Structure Prior to Reorganization

On March 9, 1998, SiBiono was formally incorporated under the laws of PRC as a Sino-Foreign Joint Ventures company with the registered capital Rmb8,000,000 or $966,400. The shareholders were: (i) Shenzhen Hengshangtieni Bio-Tech Co., Ltd. owned 42%; (ii) Shenzhen Kebida Enterprises Co., Ltd. owned 30%; and (iii) Adenova Inc., owned 28%, which is a United States of America incorporated company.

On September 30, 1999, with the approval of Shenzhen Industrial and Commercial Bureau, SiBiono was approved to change from a Sino-Foreign Ventures company into a PRC domestic company with the registered capital Rmb8,000,000 or $996,400 and the shareholders were changed to: (i) Shenzhen Yuanzheng Investment Development Co., Ltd. owned 30%; (ii) Shenzhen Kebida Enterprises Co., Ltd. owned 30%, and (iii) Zhaohui Peng owned 40%.

On December 13, 1999, with the approval of Shenzhen Nanshan State-Owned Assets Management Co., Ltd. it was consent that the equity shares (30%) of Shenzhen Kebida Enterprises Co. Ltd. was sold to Zhaohui Peng at a consideration Rmb2,400,000 or $289,200. Subsequent to this event, the shareholders were changed to: (i) Shenzhen Yuanzheng Investment Development Co., Ltd. owned 30%; and (ii) Zhaohui Peng owned 70% with the total registered capital Rmb8,000,000 or $996,400.

On July 7, 2003, with the approval of the general meeting of shareholders and Shenzhen Industrial and Commercial Bureau, the registered capital was increased from Rmb8,000,000 to Rmb48,191,500 million or from $996,400 to $5,829,593. Subsequent to this event, the portion of the equity share of the shareholders was: (i) Shenzhen Yuanzheng Investment Development Co., Ltd. owned 47%; and (ii) Zhaohui Peng owned 53%.

On August 28, 2003, Shenzhen Yuanzheng Investment Development Co., Ltd. agreed to sell its 30% equity shares out of its 47% to Shenzhen Yuanxing Gene City Development Co., Ltd. at a consideration Rmb34,650,000 million or $4,192,650. Furthermore, on August 25, 2003, Zhaohui Peng agreed to sell its 13% equity shares out of his 53% to Xiaozhi Zhang at a consideration Rmb1.00 or $0.12. Subsequent to this event, the shareholders were changed to: (i) Shenzhen Yuanzheng Investment Development Co., Ltd. owned 17%; (ii) Shenzhen Yuanxing Gene City Development Co., Ltd. owned 30%; (iii) Zhaohui Peng owned 40%; and (iv) Xiaozhi Zhang owned 13%.

On June 29, 2005, Zhangxiaozhi agreed to sell his portion of equity share of 2%, 2% and 1.2% to Huimin Zhang, Xiuxuan Zhong and Yaojin Wang, respectively, at a consideration of Rmb1.00 each or $0.12 each. Subsequent to this event, the shareholders were changed to: (i) Shenzhen Yuanzheng Investment Development Co., Ltd. owned 17%; (ii) Shenzhen Yuanxing Gene City Development Co., Ltd. owned 30%; (iii) Zhaohui Peng owned 40%; (iv) Xiaozhi Zhang owned 7.8%; (v) Huimin Zhang owned 2%; (vi) Xiuxuan Zhong owned 2% ; (vii) and Yaojin Wang owned 1.2%.

On August 2, 2006, with the approval of the general meeting of shareholders and Shenzhen Industrial and Commercial Bureau, the registered capital was increased from Rmb48,191,500 to Rmb60,191,500 or from $5,829,593 to $7,336,433. Subsequent to this event, the proportion of equity shares of the shareholders were changed to: (i) Shenzhen Yuanzheng Investment Development Co., Ltd. owned 27.57%; (ii) Shenzhen Yuanxing Gene City Development Co., Ltd. owned 30%; (iii) Zhaohui Peng owned 32.03%; (iv) Xiaozhi Zhang owned 6.24%; (v) Huimin Zhangowned 1.6%; (vi) Xiuxuan Zhong owned 1.6%; and (vii) Yaojin Wang owned 0.96%.

The organization and ownership structure as of December 31, 2006 was as follows:

Reorganization and Revised Ownership Structure

In December 2006, Benda Pharmaceutical, Inc., (“Benda”) (OTCBB:BPMA), a China-based pharmaceutical company engaged in the identification, discovery, development, and manufacturing of conventional medicines, active pharmaceutical ingredients and pharmaceutical intermediaries (or bulk chemicals), and Traditional Chinese Medicines, through its 95% owned China-based subsidiary, Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd., a Sino-Foreign Equity Joint Venture company incorporated under the laws of the PRC (“Benda Ebei”), planned to enter into an Equity Transfer Agreements (“agreement”) with Shenzhen Yuanzheng Investment Development Co., Ltd. and Shenzhen Yuanxing Gene City Development Co., Ltd., the two controlling shareholders of SiBiono, to purchase 27.57% and 30% respectively of the ownership of Sibiono for total cash consideration of approximately Rmb60 million (approximately $7.7 million).

Due to this possible acquisition, Benda through its wholly-owned subsidiary Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR ("Ever Leader") and Benda Ebei, as of December 31, 2006, Benda had advanced Rmb13,027,618 (or approximately $1,670,743) to Shenzhen Yuanxing Gene City Development Co., Ltd. and HK$19,419,599 (or approximately $2,497,058) to Shenzhen Yuanzheng Investment Development Co., Ltd. as deposits for the pending acquisition of their shares in SiBiono by Benda.

Since the acquisition was not formally signed on March 31, 2007 and closed until April 5, 2007, the total advanced amount of $4,167,801 was recorded as refundable purchase price paid on December 31, 2006 in the books of Benda. For this particular transaction, it should be read in conjunction with the consolidated balance sheet information as of December 31, 2006 was derived from the audited consolidated financial statements included in Benda Pharmaceutical, Inc., (“Benda”) (OTCBB:BPMA) Annual Report on Form 10-K.

More details for the changes of the reorganization and revised ownership structure are stated in Note 19, subsequent events.

2.	Basis of Preparation and Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the company’s financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of its reporting periods are affected by estimates and assumptions Actual results could differ from these estimates.

3.	Significant Accounting Policies and New Pronouncement

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in the PRC, and all highly-liquid investments with original maturities of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, we analyze the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectibility of receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, which are primarily comprised of raw materials, packaging materials, and finished goods, are stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Cost being determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Buildings	20 years
Machinery and equipment	10 years
Electronic equipment	5 years
Other equipment	5 years
Motor Vehicle	5 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. The Company believes that long-lived assets in the accompanying consolidated balance sheets are appropriately valued at December 31, 2006 and 2005.

Intangible Assets

The Company’s intangible assets are stated at cost less accumulated amortization and are comprised of land-use rights and patents. Land-use rights are related to land the Company occupies in Shenzhen City, PRC and are being amortized on a straight-line basis over a period of 40 years with nil salvage value. Patents are being amortized on a straight-line basis over a period of 10 years with nil salvage value.

Revenue Recognition

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectibility is reasonably assured. The Company generally recognizes revenue when its products are shipped.

Research and Development

Research and development costs are expensed as incurred and consist primarily of salaries and related expenses of personnel engaged in research and development activities. The company is a gene therapy company dedicated to the development, manufacturing and commercialization of gene therapy products. The following amount had been spent for the reporting periods, $144,541 and $181,130 for the quarter ended March 31, 2007 and 2006, respectively; $692,374 and $686,038 for the year ended December 31, 2006 and 2005, respectively.

In order to support our research and development activities, the company had successfully obtained an accumulated amount of funds of $4,865,708 from various government technology agencies as of March 31, 2007. The details of the technology funds are fully described in the Note 4, cash and cash equivalent and Note 11, long term debt payable.

According to the technology fund agreement as described in Note 11-c, the funds are limited to be used in the related project’s research and development activities and purchase of related fixed assets and construction in progress.

The company expensed the related research and development expenditures for the reporting periods.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Concentration of Credit Risk

A significant portion of the Company's cash at December 31, 2006 and 2005 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Foreign Currency Translation

The functional currency of the Company is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, United States Dollars. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates in effect at March 31, 2007 and 2006; December 31, 2006 and 2005 were stated as follows (for Rmb1.00):

	March 31, 2007	March 31, 2006	December 31, 2006	December 31, 2005
Fixed Rate	$0.12952	$0.12476	$0.12825	$0.12396
Average Rate	$0.12901	$0.12428	$0.12557	$0.12222

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, value-added taxes, short-term and long-term bank loans, and loans payable to related parties. The carrying amounts of financial instruments other than long-term obligations approximate fair value due to their short maturities. Long-term obligations approximate fair value based upon rates currently available for similar instruments.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. FIN 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination. If the tax position is deemed "more-likely-than-not" to be sustained, the tax position is then valued to determine the amount of benefit to be recognized in the financial statements. FIN 48 will be effective as of the beginning of the Company’s 2007 fiscal year. The Company is currently evaluating the impact that adopting FIN 48 will have on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements", which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its financial statements.

In September 2006, FASB issued SFAS No. 158,"Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of SFAS No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006 with earlier application allowed. The Company does not expect the adoption of SFAS No. 158 to have a material impact on its consolidated result of operations and financial condition.

Recently Adopted Accounting Pronouncements

SFAS No. 123R, Share-Based Payment, an Amendment of SFAS No. 123, was issued in December 2004 and was effective as of the beginning of the Company’s 2006 fiscal year. SFAS No. 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their grant date fair values.

Interim Financial Information

The unaudited balance sheets, the unaudited statements of income and cash flows have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows, have been included in the interim periods reported. Readers of these financial statements should note that the interim results are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

4.	Cash and Cash Equivalents, Other Asset - Restricted Cash and Bank Indebtedness

The cash and cash equivalents balances for the reporting periods as of the quarter ended March 31, 2007 and 2006; and the year ended December 31, 2006 and 2005 were zero balances. The major reasons for causing these situations are stated as follows:

a)
Among the cash and cash equivalents balances were composed of two parts; (i) unrestricted cash, which were generated from either operations, or loans from bank and financial institutions, or invested capital; (ii) restricted cash, which were obtained from the various government technology agencies as long term debt payable.

b)
As mentioned in the Note 11.c, the cash obtained from the various government technology agencies as long term debt payable could only be dedicated to the related project’s research and development activities and purchase of fixed assets and construction in progress, therefore the cash balances for that part will be classified as restricted cash.

c)	Therefore, due to the above reasons, the company relocated the balances of restricted cash from the cash and cash equivalents balances for the reporting periods.

d)	However, since the balances of the restricted cash were larger than the balance of cash and cash equivalents balances, thus bank indebtedness were resulted for the reporting periods.

e)
The following table shows the original balances of cash and cash equivalents balances, the balances relocated to other assets as restricted cash and the balances of bank indebtedness for the reporting periods:

	March 31,	March 31,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(UNAUDITED)	(UNAUDITED)
Cash and cash equivalents, before reallocation	$589,682	$247,831	$613,643	$100,574	1,725,121
Other assets - restricted cash	(1,337,567)	(916,769)	(1,324,436)	(919,589)	(1,190,012)
Bank indebtedness	$(747,885)	$(668,938)	$(710,793)	$(819,015)	535,109

f)
However, as mentioned in Note 11.a, the long term debt payables were non-repayable in nature, together with the fact that as mentioned in Note 11.d, the obligations of the company will be discharged once the examination by the various government technology agencies. The company plans the examination tasks will be carried out and completed on or before the end of second quarter of 2007. After the examination, the bank indebtedness would be discharged accordingly.

5.	Inventories

The Company’s inventories at quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)

Raw materials	$65,918	$40,084	$38,850	$40,668
Packing materials	6,438	5,998	5,522	5,752
Finished Goods	154,112	156,093	91,302	185,147
Supplies	76,609	58,587	59,104	55,533
Work-in-progess	4,080,644	3,546,899	4,023,124	3,412,824
Total inventories at cost	4,383,721	3,807,662	4,217,901	3,699,925
Less: Reserves on work-in-progress	(3,696,083)	(2,929,840)	(3,547,406)	(2,799,727)
Total inventories, net	$687,637	$877,822	$670,496	$900,198

As of quarter ended March 31, 2007 and 2006, accumulated amount of $3,696,083 and $2,929,840 were recorded as reserves on work-in-progress; and as of year ended December 31, 2006 and 2005, accumulated amount of $3,547,406 and $2,799,727 were made as reserves on work-in-progress. The major reason for the provision of reveres on work-in-progress is explained below.

As of quarter ended March 31, 2007 and 2006, the accumulated amount of work-in-progress were $4,080,644 and $3,546,899, respectively; and the accumulated amount as of year ended December 31, 2006 and 2005 were $4,023,124 and $3,412,824, respectively. The following chart shows the manufacturing process of Gendicine (Ad-p53):

In the production process of finished goods Genedicine, several working steps are needed: (i) large-scale culturing of adenovirus from master adenovirus bank; (ii) culturing of cell from master cell bank; (iii) purification. The whole process including step (i) to step (iii) takes approximately twenty-four days to make reagent (“original liquid”). This particular liquid can only be stored for approximately five years. It takes approximately another seven days for mixing and bottling original liquid to finished goods which is known as Genedicine.

Therefore, up to the stage of reagent, all the related production costs are treated as work-in-progress. The major components of those production costs are: (i) direct labor; (ii) direct materials; (iii) power; (iv) supplies and other materials and (v) manufacturing overheads.

As of December 31, 2004, approximately 165,039 units of original liquid was produced and which could be converted to approximately 189,341 vials of Gedicine for sales. However, there was only approximately 4,512 vials of Genedicine were sold in the year of 2004, and thus the accumulated production costs, approximately $2,836,656, were remained as work in process.

The same situation applied in the reporting periods as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2005 and 2006. The balance of original liquid; balance of vials of Gendicine could be converted; vials of Gendicine sold during the period, and the balance of work-in-progress as of each period end were stated as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Balance of original liquid (unit)	198,075	196,765	199,707	198,132
Gendicine could be converted (vial)	226,736	225,739	228,605	227,307
Gendicine sold (vial)	1,869	1,568	8,285	3,758
Balance of work-in-progress	$4,080,644	$3,546,899	$4,023,124	$3,412,8824

Due to the special feature of the original liquid which can only be stored for five years, and most of the original liquid was produced in the year of 2004, reserves on work in progress was made at $3,696,083 and 2,929,840 as of quarter ended March 31, 2007 and 2006 respectively; while $3,547,406 and $2,799,727 was made as of year ended December 31, 2006 and 2005 respectively.

6.	Prepaid Expenses and Other Receivables

As of March 31, 2007, the balance was $649,693 which mainly consisted of the followings:

a)
The $266,346 deposit made to the PRC Shenzhen Commercial Bank Gao Xin Branch. This was used to guarantee the payment for the construction of the company’s new factory which is located in Shenzhen, PRC.

b)	An amount of $354,145 was made to Shenzhen Qingyi Medical Technology Co., Ltd. as deposit for purchasing raw materials.

As of March 31, 2006, the balance was $308,141 which mainly consisted of the $256,581 deposit made to the PRC Shenzhen Commercial Bank Gao Xin Branch. This was used to guarantee the payment for the construction of the company’s new factory which is located in Shenzhen, PRC.

As of December 31, 2006, the balance was $576,205 which mainly consisted of the followings:

a)
The $264,778 deposit made to the PRC Shenzhen Commercial Bank Gao Xin Branch. This was used to guarantee the payment for the construction of the company’s new factory which is located in Shenzhen, PRC.

b)	An amount of $236,634 was made to Shenzhen Qingyi Medical Technology Co., Ltd. as deposit for purchasing raw materials.

As of December 31, 2005, the balance was $329,324 which mainly consisted of the $252,287 deposit made to the PRC Shenzhen Commercial Bank Gao Xin Branch. This was used to guarantee the payment for the construction of the company’s new factory which located in Shenzhen, PRC.

7.	Property and Equipment

The Company’s property and equipment as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Buildings	$225,524	$217,243	$223,310	$215,848
Machinery & equipment	2,470,473	2,363,079	2,443,907	2,347,908
Office equipment	104,498	100,412	103,472	99,767
Motor Vehicles	152,242	146,652	150,747	145,710
Cost	2,952,736	2,827,386	2,921,436	2,809,234
Less: Accumulated Depreciation
Buildings	(45,316)	(33,333)	(42,219)	(30,556)
Machinery & equipment	(876,866)	(600,631)	(805,155)	(536,284)
Office equipment	(98,882)	(76,137)	(92,996)	(70,910)
Motor Vehicles	(134,059)	(101,273)	(125,583)	(93,702)
Accumulated Depreciation	(1,155,122)	(811,374)	(1,065,953)	(731,451)
Construction in progress	$4,991,200	$4,634,707	$4,920,985	$4,490,861
Total property and equipment, net	$6,788,814	$6,650,719	$6,776,468	$6,568,644

Total depreciation expense allocated to general and administrative expense was $49,698 and $48.436 for the quarter ended March 31, 2007 and 2006 respectively and $201,416 and $189,860 for year ended December 31, 2006 and 2005 respectively.

As of Mach 31, 2007, there was an accumulated amount $4,991,200 which was mainly used for the construction of new factory which is located in Shenzhen, PRC.

8.	Intangible Assets

The Company’s intangible assets as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Patent	$2,582,778	$2,487,945	$2,557,422	$2,471,972
Land use right	374,015	360,282	370,343	357,969
Cost	2,956,793	2,848,227	2,927,765	2,829,941

Less: Accumulated amortization
Patent	(990,065)	(704,918)	(916,410)	(638,593)
Land use right	(27,272)	(17,263)	(24,690)	(14,915)
Accumulated amortization	(1,017,337)	(722,181)	(941,099)	(653,508)
Total intangible assets, net	$1,939,456	$2,126,045	$1,986,666	$2,176,433

Patent - as mentioned in Note 1, Organization and Principle Activities, on July 7, 2003, with the approvals of the general meeting of the shareholders and Shenzhen Industrial and Commercial Bureau, the registered capital was increased from $996,400 to $5,829,593, since Zhaozhu Peng, a shareholder of the company, injected a patent (the innovation and research results of Gendicine) with a value of Rmb19,945,150 or $2,471,972 into the company as a part of registered capital.

Land use right - on April 15, 2004, the company purchased a land use right for 50 years with a total area 20,574 square meters, with an amount Rmb2,887,748 or $357,969, which is located in PRC Shenzhen Hi-Tech Industrial Park. According to the US GAAP, the amortization period of land use right is only 40 years. Thus even though the contract is valid for 50 years, the amortization expenses for the reporting periods were accounted for according to the US GAAP.

9.	Accounts Payable and Accrued Liabilities

As of March 31, 2007, the balance was $727,950 which mainly consisted of the followings:

a)	Accounts payable - the balance $149,599was incurred under the normal courses of business for purchasing raw materials and consumable goods.

b)	Receipt in advance from customer - the balance $263,926 was received from customers as deposits for the company’s products.

c)
Other payables - the balance was $314,426, in which $42,897 was accrued for employees’ education funds and labor union funds; $275,529 was accrued for the refundable deposit from customers in which a company deposited an amount of $199,818 as an order for the company’s products.

As of March 31, 2006, the balance was $775,605 which mainly consisted of the followings:

a)	Accounts payable - the balance $149,530 was incurred under the normal courses of business for purchasing raw materials and consumable goods.

b)
Other payables - the balance was $196,872, in which $24,865 was accrued for employees’ education funds and labor union funds; $172,007 was accrued for the refundable deposit from customers as an order for the company’s products.

c)
Accrued liabilities - an amount $420,588 was accrued for the manufacturing overhead expenses which were incurred for the prior years, for leasing, power and utilities etc. These expenses were settled in the year of 2006.

As of December 31, 2006, the balance was $203,804 which mainly consisted of the followings:

a)	Accounts payable - the balance $119,258 was incurred under the normal courses of business for purchasing raw materials and consumable goods.

b)	Other payables - the balance was $84,546, in which $38,605 was accrued for employees’ education funds and labor union funds; $45,941 was accrued for the refundable deposit from customers.

As of December 31, 2005, the balance was $683,417 which mainly consisted of the followings:

a)	Accounts payable - the balance $161,278 was incurred under the normal courses of business for purchasing raw materials and consumable goods.

b)
Other payables - the balance was $104,251, in which $21,467 was accrued for employees’ education funds and labor union funds; $55,782 was accrued for the refundable deposit from customers as an order for the company’s products.

c)
Accrued liabilities - an amount $417,888 was accrued for the manufacturing overhead expenses which were incurred for the prior years, for leasing, power and utilities etc. These expenses were settled in the year of 2006.

10.	Bank Loan Payable

The Company’s bank loans as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Due within one year	$1,813,248	$686,192	$1,795,447	$495,845
Due within two years	1,359,936	2,682,387	1,538,955	1,735,457
Due after two years	-	374,286	-	1,487,534
Total bank loan payable	$3,173,185	$3,742,864	$3,334,402	$3,718,836

As of the above reporting periods, the Company had one outstanding bank loan which is used primarily to fund construction in progress projects and for general working capital purposes. This loan carries annual interest rate of 6.34% and payable monthly on the 20th day of each month with maturity in 3 years, starting from April 30, 2005 and matures on April 29, 2008. This loan is considered term loan and is not revolving or renewable. This loan is personal guaranteed by Zhaohui Peng, the Chairman and a shareholder of the company.

Total interest expense paid related to the Company’s outstanding bank loan was $67,095 and $59,058 for the quarter ended March 31, 2007 and 2006 respectively; and $251,403 and $171,520 were paid for the year ended December 31, 2006 and 2005, respectively.

11.	Long Term Debt Payable

During the reporting periods as of quarter ended March 31, 2007 and 2006 and the year ended December 31, 2006 and 2005; the company successful obtained various technology funds from various government technology agencies to support its gene therapy research and development activities. The terms of the agreements (“technology fund agreement”) that formed between the company and various government technology agencies were as follows:

a)
The debts payable is actually non-repayable in nature, except the one formed with 3 Nanshan District Technology Funds dated on August 8, 2005. The remaining balance of this debt payable was Rmb2,000,000 or $256,500 and due on August 8, 2006. However, the company has obtained the consent from the 3 Nanshan District Technology Funds for delaying the payment till the ended of August, 2007.

b)	The debts payable is non-interest bearing.

c)	The usage of the debt payable is limited to the related project’s research and development activities and purchase of related fixed assets and construction in progress.

d)
The various government technology agencies will examine the results of research and development according to the status of the projects. For this, it will only affect the accounting treatment of the debts payable (for detailed description regarding the accounting treatment, please also see Note 5, government subsidies/grants) but it will not affect the ownership of the results of the research and development.

e)	The ownership of the results of the research and development should and would belong to the company even without the examination of the various government technology agencies.

The Company’s long term debt payable as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Due within one year	$2,710,327	$2,610,811	$2,683,719	$2,532,069
Due after one year	1,722,586	1,272,574	1,705,675	1,264,404
Total accumulated amount obtained from technology funds
as long-term government debts payable	$4,432,913	$3,883,385	$4,389,394	$3,796,473

Even though there were $2,710,327 long term debt payable due within one year as of March 31, 2007, because of its non-repayable feature (except the one mentioned in above Note 11.a), the obligations will be discharged once the examination by the various government technology agencies is conducted and most of the examination will be carried out and completed on or before the end of second quarter of 2007.

During the year of 2005, an amount of Rmb2,000,000 or $244,440 of long term debt payable was discharged and recorded as government subsidies.

12.	Government Subsidies / Grants

According to the technology fund agreement (Note 11-d), the various government technology agencies will examine the results of research and development according to the status of the projects. Once the examination is taken place, the obligations of a particular debt payable is discharge accordingly.

According to US GAAP, once the obligation of a particular debt payable is discharged, the amount of this particular debt payable should be treated as government subsidies / grants. During the reporting period for the year ended December 31, 2005, an amount of Rmb2,000,000 or $244,440 was recognized as government subsidies / grants.

As of quarter ended March 31, 2006, the company received a subsidies from government with an amount of Rmb1,500,000 or $186,420 as the compensation for the interest expense that incurred for the bank loan.

13.	Related Party Transaction

Due from related parties as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Xiaozhi Zhang	$4,906	$2,661	$4,163	$1,918
Zhaohui Peng	4,705	3,245	4,739	-
Hua Shen	103,614	-	44,886	-
Shenzhen Qinghua Yuanxing Pharmaceutical Co., Ltd.	1,938	-	506	-
Total due from related parties	$115,163	$5,906	$54,294	$1,918

The above advances for the related parties are unsecured, non-interest bearing. The natures of those advances were for business trips, setting up conferences and other related expenses reimbursement. They were under the normal course of business and those expenses would be settled in due course.

Whereas, Zaohui Peng is the Chairman; Xiaozhi Zhang is the Deputy General Manger (Production) and Hua Shen is the Deputy General Manger (Sales) of the company and Shenzhen Qinghua Yuanzing Pharmaceutical Co., Ltd. is the related party of the company.

Due to related parties at quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 are comprised as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Shenzhen Yuanzheng Investment Development Co., Ltd	$-	$12	$13	$12
Shenzhen Qinghua Yuanxing Pharmaceutical Co., Ltd.	337,874	325,468	334,557	323,378
Zhaohui Peng	-	-	-	7,245
Dongyi Tian	-	99,810	-	99,169
Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd.	278	-	-	-
Total due to related parties	$338,152	$425,290	$334,570	$429,805

The above loans due to related parties are unsecured, non-interest bearing and are not convertible into equity. Proceeds from the above loans were used primarily for general working capital purposes for the periods and the balance remained as of December 31, 2006 will be settled in the year of 2007.

Whereas, Zaohui Peng is the Chairman and Dongyi Tian is the Manger (Repair and Maintenance) of the company; Shenzhen Yuanzheng Investment Development Co., Ltd. is one of the owner of the company; and Shenzhen Qinghua Yuanzing Pharmaceutical Co. Ltd. and Hubei Tongji Benda Pharmaceutical Co., Ltd. is the related parties of the company.

14.	Pension and Employment Liabilities

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to maintain a welfare plan for all of its employees who are residents of the PRC. Based on the wages payable and according to the labor law of the PRC, the Company accrues 14%, 2%, and 1.5% on a monthly basis, for employees’ welfare, labor union fees, and education and training programs, respectively.

15.	Statutory Reserves

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to make annual appropriations to a statutory surplus reserve fund for each of its PRC subsidiaries. Specifically, the Company is required to allocate 15% its profits after taxes at the fiscal year ended, as determined in accordance with the PRC accounting standards applicable to the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company. As of quarter ended March 31, 2006 and year ended December 31, 2006, and 2005, the registered capital of the Company was $5,829,593 and the registered capital was increased to $7,336,443 as of quarter ended March 31, 2007.

16.	Income Taxes

According to the taxation regulations of Shenzhen, a Special Economic District of PRC, the company is subject to the full income tax rate of 15% on taxable income. The net losses for the previous year can be carried forward for a maximum period of five years. If the company is approved and recognized as high-tech company, the company can enjoy three years of 50% of the full tax rate with an extension for the coming next three years.

There was no provision for income taxes made for the quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005 as the company did not have reportable taxable income for the period.

17.	Commitments and Contingencies

A legal litigation was outstanding as of September 22, 2006. The litigation was about a purchase of an equipment by the company with the total contract amount of Rmb1,730,000 or approximately $217,236. According to the judicial decision of the People’s Court (Junior) of Lian Yun District of Lian Yun City, PRC dated on April 20, 2007, since the company had already paid the initial deposit, thus the company should compensate the supplier with an amount of Rmb398,625 or approximately $50,055. The company appealed the case to the People’s Court (Senior) of Lian Yun District of Lian Yun City, PRC dated on May 18, 2007. The case is still under first appeal process.

As of reporting periods in the quarter ended March 31, 2007 and 2006 and the year ended December 31, 2006 and 2006, there was an operating lease commitment and the amount for the respective periods are stated as follows;

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Operating Lease
Rental and Property Management Fee
Within one year	$-	$53,556	$-	$53,212
One to two year	53,286	51,329	52,763	57,638
Total commitments payable	$53,286	$104,885	$52,763	$110,850

The above operating lease agreement was formed between the company and Shenzhen Qinghua Yuanxing Pharmaceutical Co., Ltd., a related party of the company. According to the terms of agreement, it is non-cancelable and the monthly rental fee and property management fee was approximately $4,400 and it would be expired till the ended of 2007. The company believes that the fees are in the arm length of the market price.

18.	Segment Information

The Company is a gene therapy company dedicated to the development, manufacturing and commercialization of gene therapy products. During the reporting period as of December 31, 2006 and 2005, only one product, Gendicine was produced and sold in the PRC. The selected financial information for the segment for the year ended December 31, 2006 and 2005 is as follows:

	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2005
	(UNAUDITED)	(UNAUDITED)
Revenue from external customers	$650,674	$343,454	$1,564,296	$945,928
Intersegement revenue	-	-	-	-
Segment profit (loss)	$(35,745)	$(176,512)	$(715,139)	$(1,611,636)

Since the company is principally engaged in gene therapy which is a new and modern medical treatment for cancer and cardiovascular diseases, therefore during the reporting periods as of quarter ended March 31, 2007 and 2006 and year ended December 31, 2006 and 2005, and a lot of efforts had been put into the promotion and marketing; and research and development activities, as a result segment losses were reported at $35,745, $176,512, $715,139 and $1,611,636 respectively.

19.	Subsequent Events

On April 5, 2007, Hubei Tongji Benda Ebei Pharmaceutical Co., Ltd. (“Benda Ebei”), of which Ever Leader Group Limited a wholly owned subsidiary of Benda Pharmaceutical, Inc. (“Benda”) and owns 95% of Benda Ebei’s outstanding common stock, has entered into Equity Transfer Agreements with Shenzhen Yuanzheng Investment Development Co., Ltd. and Shenzhen Yuanxing Gene City Development Co., Ltd., the then shareholders of SiBiono, to purchase 27.57% and 30% respectively of the shares of SiBiono’s common stock for total consideration of Rmb60 million or approximately $7.7 million due and payable on or before April 30, 2007.

On June 11, 2007, Benda, through its subsidiary Benda Ebei, entered into an Equity Transfer Agreements with Huimin Zhang and Yaojin Wang, the individual shareholders of SiBiono, and to purchase 1.6% and 0.96% respectively of the shares of SiBiono’s common stock for the total consideration of Rmb2,560,000 or approximately $330,265 due and payable on or before June 30, 2007.

Upon the completion of the acquisition, the reorganization and ownership structure is stated as follows:

In connection with the Equity Transfer Agreements, Benda entered into a Financial Consultancy Agreement with Super Pioneer International Limited (“Super Pioneer”) for financial consultancy services rendered by Super Pioneer which is an outside third party. Pursuant to the Financial Consultancy Agreement, Benda agreed to issue 2,100,000 shares of Benda common stock to Super Pioneer within three months from the date of the agreement. Super Pioneer agreed to lock up the shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of Benda shares did not reach $3.6 per share and Benda are not listed in the capital market of NASDAQ or AMEX, Super Pioneer shall have the option to require Benda to redeem 1,960,000 shares of the stock owned by Super Pioneer at a price of $3.6 per share. Such option shall expire within one month from the last date of the three month period.

In connection with the Equity Transfer Agreements, Benda entered into a Technical Consultancy Agreement with Huimin Zhang and Yaojin Wang for technical consultancy services rendered by each individual. Pursuant to the Technical Consultancy Agreement, Benda agreed to issue 55,975 and 33,585 shares of Benda common stock to Huimin Zhang and Yaojin Wang respectively within three months from the date of the agreement. Huimin Zhang and Yaojin Wang agreed to lock up the shares for a period of twelve months from the date of the issuance of the shares (the “Lock-up Period”). Within three months from the Lock-up Period, in the event that the public trading price of Benda shares did not reach $3.6 per share and Benda are not listed in the capital market of NASDAQ or AMEX, Huimin Zhang and Yaojin Wang shall have the option to require Benda to redeem 55,975 and 33,585 shares of the stock owned by Huimin Zhang and Yaojin Wang respectively at a price of $3.6 per share. Such option shall expire within one month from the last date of the three month period.

In order to finance the acquisition of a majority of the shares of SiBiono on April 5, 2007, Benda entered into an Investment Agreement with certain accredited and institutional investors (“Investors”). Pursuant to the Investment Agreement, the Investors purchased a total of 252 Units for $7,560,000 with each Unit consisting of (1) a convertible promissory note (the “Note”) in the principal amount of Thirty Thousand Dollars ($30,000) which shall be convertible into 54,087 shares of Benda’s common stock, par value $0.001 per share (the "Common Stock"), and (ii) a warrant (a “Warrant”) to acquire 54,087 shares of Benda Common Stock at an exercise price of $0.555 per share. The Notes shall bear an interest rate of four percent per annum until the Buyer elects to exercise the right to convert, and shall mature on March 28, 2009.

20.	Going Concern

The Company has sustained recurring operating losses, currently the company has limited source of revenue, and working capital deficit throughout all periods. These situations raise substantial doubt of our ability to continue as a going concern. To pursue our business plan, we are trying to secure additional funding through debt or equity financing for acquisition of the Company's shareholdings (see note 1 for details) as well as further funding for working capital and capital expenditures. However, there can be no assurance that such funding will be available in the near future.